Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2020 (except for the effect of the stock split discussed in the second paragraph of Note 16 to the consolidated financial statements, as to which the date is July 14, 2020) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-239535) and the related Prospectus of Jamf Holding Corp. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 14, 2020